Exhibit 99.1

October 2009 Golden Grain Energy Member Update Golden Grain Energy • 1822 43rd St. SW • Mason City, IA 50401 641-423-8525 • www.goldengrainenergy.com Page 2: Financial report Page 4: PAC outing OUR MISSION is to “add value to the corn production of the area and enhance the incomes of our investor partners while providing economic growth to the area we serve.” Message from the chairman: Strong management leads GGE through tough times in industry Nominations needed soon for board elections Golden Grain Energy’s annual membership meeting will be held in late February 2010 (exact date to be determined). The nominating committee is seeking names of individuals who are interested in being nominated for the board of directors until Nov. 16, 2009. Directors whose seats are up for election are: Dave Sovereign, Ron Pumphrey and Stan Laures. If you are interested in running for a position on the board, please contact a nominating committee member by the Nov. 16 deadline. Nominating committee members include: Duane Lynch, Jim Boeding and Ray Wiley. You may also call the GGE office at 641-423-8525. Fellow Shareholders, On behalf of the Board of Directors I would like to take the opportunity to commend our management team and employees for a job well done as we weathered through the recent difficult times in the industry. Henry Ford once said “When everything seems to be going against you, remember that the airplane takes off against the wind, not with it.” A company’s true character is demonstrated when facing the winds of adversity and I’m proud to say the Board of Directors and management team were equal to the challenge when everything seemed to be going against the ethanol industry. As a company, we have learned to run much leaner and more efficiently. We have formed strategic alliances with other producers sharing services and collectively purchasing inputs, thus lowering our production costs. Projects such as the corn oil separation are helping the plant run more efficiently, and corn oil sales are adding to Golden Grain Energy’s bottom line. While margins have greatly improved, Golden Grain Energy and the entire ethanol industry face many challenges on the political and public perception fronts. Continued on Page 3 Texas newspaper reports on federal subsidies for renewable vs. fossil fuels Company picnic brings GGE and HES employees, families together A supporter of the ethanol industry recently brought to our attention a Sept. 19 article in the Houston Chronicle detailing a study done by the Woodrow Wilson International Center for Scholars and the Environmental Law Institute concerning the amount of federal subsidies for the fossil fuel industry vs. the renewable fuels industry. “The (Woodrow Wilson) center is a non-partisan think tank and the (Environmental Law) institute describes itself as a non-partisan research group that aims to strengthen environmental safeguards.” According to the article the score is: Fossil Fuels: $72bn+$54bn = $125bn Renewables:$12bn + $17bn=$ 29bn There is an enormous amount of mis-information out there about renewables, including complaints from the oil industry about how much the renewable industry is subsidized. This should help set that record straight. The full text of the Houston Chronicle article can be found at http://www.chron. com/disp/story.mpl/business/6626252.html A company family picnic was held in Charles City on Aug 29th in conjunction with Homeland Energy Solutions. It was great time where employees were able to meet family members and co-workers that are on other shifts whom they may not interact with often. Highlights of the day were watching the kids (and adults) race through the inflatable obstacle course and the HES vs. GGE softball game.

Page 2 Golden Grain Energy October 2009

GGE shows positive income for two consecutive quarters

	Three Months Ended 7/31/09	Three Months Ended 7/31/08	Nine Months Ended 7/31/09	Nine Months Ended 7/31/08
Revenues	$52,988,884	$74,595,223	$146,615,127	$211,990,185
Gross Profit(Loss)	$4,263,750	$3,170,959	$(336,883)	$33,746,731
Net Income (Loss)	$1,520,855	$2,585,080	$(5,283,339)	$30,578,951
Weighted average units outstanding	27,983,750	24,460,000	25,727,694	24,460,000
Net Income per Unit	$0.05	$0.11	$(0.21)	$1.25

BALANCE SHEET	7/31/09	10/31/08
Current Assets	$12,799,070	$14,264,258
Total Assets	$118,678,793	$126,877,240
Current Liabilities	$9,397,495	$15,446,792
Long-term liabilities	$37,631,178	$38,148,845
Members Equity	$71,650,120	$72,681,603

Golden Grain Energy reported net income of over $1.5m for the third fiscal quarter that ended July 31, 2009, despite taking an impairment loss of $1.8m for Corn Oil Bio-Solutions.

The real victory for the quarter is cash generation. GGE was able to reduce its liabilities by nearly $7.5m during the quarter. A complete report and financial statements can be found on the SEC website or by following the investor link on the GGE website.

We continue to have positive margins during the fourth fiscal quarter of 2009 and are fast approaching our year end on October 31; yearly results are expected to be published by the middle of January.

Taxable Income Estimate

Although there is still a large portion left for the 2009 tax year, which ends December 31st, work has already begun on anticipating taxable income effects for our members. At this point we are anticipating taxable income of $0.08-$0.13/unit. Along with that we will also have a small amount of domestic manufactures' deduction and Iowa investment tax credits to pass along. Please keep in mind that if your ownership of units is weighted toward the latter part of the year, your income will likely be towards the higher end of the range because that is the period when the most income was made. Keep your eyes open in December for a more exact estimate after we are able to get a few more months of actual results behind us.

Unit Trading

Since the Board of Directors resumed unit trading in June there has been some activity on the GGE unit trading bulletin board. During August, 5,000 units traded at an average price of $3.25. Current sell offers range between $3.00-$3.75. Unit trading information as well as current buy/sell offers and trading history can be found at www.ggecorn.com/unit_trading.htm.

Tour gives policymakers inside look at renewable fuels industry

Members of the Iowa Renewable Fuels Association hosted a contingency of federal legislative offices, committees and agencies in August. The Biofuels: Science & Sustainability Tour presented sound, science-based information and a look at the technology and processing practices being adopted by the biofuels industry. Since there is a great deal of misinformation being perpetuated that could lead to unnecessary and inequitable policies, the IRFA brought together state and federal regulators and policymakers to "fuel the truth" about food versus fuel, indirect land use change, greenhouse gas emissions and the future of biorefining.

Participants represented a number of federal agencies, Senate and House committees and elected representatives.

Tour participants were exposed to extensive tours and briefings at IRFA member ethanol and biodiesel facilities. The Tour concluded with keynote addresses by Lt. Governor Patty Judge and Secretary of Agriculture Tom Vilsack. Secretary Vilsack asked the ethanol industry to submit a comprehensive plan to him for moving the biofuels industry forward that addresses production, the supply chain and the necessary infrastructure.

Golden Grain Energy CEO Walt Wendland said that a plan has already been drafted by Iowa corn industry and biofuels representatives and is ready for submission to Vilsack to help guide future policy decisions.

October 2009 Golden Grain Energy Page 3

GGE joins partners in Janesville plant

Production expected to begin mid-October at Guardian Energy

Golden Grain is one of a number of ethanol producers who have jointly purchased the ethanol production facility in Janesville, Minn. The facility has a permitted capacity of 120 million gallons per year. It was built under a design build contract with Fagen/ICM, and was previously owned by VeraSun until that company entered bankruptcy. The plant has been substantially complete for well over a year, but has never operated.

While an agreement in principle was agreed to some time ago, it has taken considerable time and effort to put together the purchase.

The new company will be known as Guardian Energy LLC. The six owners of the company are Chippewa Valley Ethanol, Benson MN, Central Minnesota Ethanol, Little Falls, MN, KAAPA Ethanol, Minden NE, Golden Grain Energy, Mason City IA, Al-Corn Clean Fuel, Claremont MN, and Heartland Corn Products, of Winthrop MN. Golden Grain's ownership in this company will be approximately 10%.

The plant is expected to begin production in October.

Below is a summary of GGE's current investments and their respective investment amounts.

	Gallons	Investment	Cost Per Unit	Gallons/Unit ^
Original	60 M	$56 M	$2.03 *	2.09
Expansion	60 M	$54 M	$2.21 **	2.09
Absolute Energy	110 M	$4 M	$0.16 **	0.22
Homeland Energy Solutions	125 M	$5 M	$0.20 **	0.23
RPMG (gallons produced through subsidiary)		$605k	$0.03 **	0.02
Guardian Eagle, LLC	120 M	$1.06 M	$0.04 ^	0.42
		TOTALS	**$4.67**	**5.07**

* Based on 27,560,000 units outstanding at the time the plant was built

** Based on 24,460,000 units outstanding at the time the investment was made

^ Based on 28,760,000 outstanding number of units as of July 31, 2009

Voices still needed to speak for ethanol ... continued from Page 1

Higher ethanol blend rates are important to us. The trade associations we belong to as well as our industry partners are working diligently to make this happen. Thank you to those who have submitted comments to the EPA and made calls to legislators voicing your support for higher blends. We need everyone to be prepared to take further action, support biofuels and protect your investment as there are many groups objecting to higher blends. I'm going to close with this story.

There was a call to action for letters, emails and calls to be made in support of ethanol. **Everybody** was sure that **Somebody** would write these letters, emails and make the calls. **Anybody** could have written and called, but **Nobody** did. **Somebody** got angry because it was **Everybody's** job. **Everybody** thought **Anybody** could make the calls and write the letters and emails but **Nobody** realized that **Everybody** wouldn't do it. **Everybody** blamed **Somebody** when **Nobody** wrote or made the calls that **Anybody** could have.

Don't let this happen! Be prepared and follow through when asked to support our industry, America needs ethanol.

Dave Sovereign, Board Chairman
Golden Grain Energy

Near record US corn crop

The U.S. Department of Agriculture (USDA) predicts that American farmers will produce the second largest corn crop in U.S. history this year, falling just short of 13 billion bushels.

On average, as of Sept. 1, USDA is predicting corn yields to be 161.9 bushels per acre, the second highest yield ever realized by American farmers. Adding in supplies carried over from last year, the corn supply for the 2009 marketing year is anticipated to be 14.5 billion bushels, the highest level on record.

Page 4 Golden Grain Energy October 2009 Golden Grain Energy LLC Board of Directors Dave Sovereign, Chairman Steve Sukup, Vice Chairman Ron Pumphrey, Secretary Jim Boeding Steve Retterath Stan Laures Jerry Calease Marion Cagley Steve Core Leslie Hansen Duane Lynch Chris Schwarck Management Team Walter Wendland, President & CEO Scott Gudbaur, Commodity Manager Chad E. Kuhlers, Plant Manager Christy Marchand, Chief Financial Officer 1822 43rd St. SW Mason City, IA 50401 641-423-8525 888-GGE-CORN Fax: 641-421-8457 www.goldengrainenergy.com info@ggecorn.com GGE PAC 5th Annual Friends of Ethanol outing raises record $16,000+ More than 60 golfers eagerly watched as the sun pierced through the morning’s mist at Raleigh Hills golf course Aug 25. Many were there for the fifth straight year to help celebrate the 5th anniversary of Golden Grain’s Political Action Committee’s Friends of Ethanol Fundraiser. Their support over the past years have been very instrumental in helping GGE PAC attain many of our goals to help state and federal candidates who believe in ethanol. The theme for the evenings activities was STEWARDSHIP during a tough economic paradigm for our Ethanol industry. Your continued strong stewardship and financial support to our cause has been just remarkable! Monte Shaw and Matt Hartwig spoke on efforts to help implement the E-15 legislation into the new energy bill. After listening to their view points, it is apparent we need to work harder at providing more information and education about our ethanol industry to the lawmakers and decision makers in Washington. The “Fueling the Truth” campaign was a great start and we need to grow with it. The GGE PAC auction set a new record and was a huge success with featured items such as NASCAR tickets,Cyclone-Hawkeye tickets,Viking tickets, UNI Panther tickets, and much more.Thank you to all who donated, as well as the bidders who purchased items. We had something for almost everybody. PAC works together with lawmakers to benefit ethanol industry We, the Friends of Ethanol and GGE PAC must continue to be good stewards about our purpose and rise up to the occasion to support our industry. By working together with our policymakers and contributing to those who support our ethanol industry we can make a difference! If you wish to donate to GGE PAC, please contact one of the members: Jerry Calease, Steve Core, Chris Schwarck, Marion Cagley, Bernard Retterath and Dave Sovereign, or the GGE office. Thank you, Jerry A. Calease GGE PAC Chair This newsletter contains forward-looking statements. We undertake no responsibility to update any forward looking statement. When used, the words “believe”, “hope”, “expect”, “anticipate” and similar expressions are intended to identify forward-looking statements. Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings, copies of which are available through our website or upon request. Wendland elected as RFA leader Golden Grain Energy President and CEO Walt Wendland has been elected to the Executive Committee of the Renewable Fuels Association. “Iowa has been the leader in renewable fuels because we recognized the importance of a domestic, renewable fuel source and have taken the policy and marketing steps needed to build this robust industry,” said Wendland. “I am excited to work with my fellow Iowans and ethanol producers across the country to create the kind of policy and public opinion environment in which all ethanol and renewable fuel technologies can succeed.”